Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of Bluegreen Corporation and the related Prospectuses of our report dated March 12, 2009 (except for the retrospective changes for noncontrolling interests described in Note 1, as to which the date is July 15, 2009), with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, included in this Current Report on Form 8-K:

1)	Registration Statement (Form S-8 No. 333-127114) pertaining to Bluegreen Corporation’s 2005 Stock Incentive Plan,

2)	Registration Statement (Form S-8 No. 33-61687) pertaining to Bluegreen Corporation’s 1988 Outside Directors Stock Option Plan and 1995 Stock Incentive Plan,

3)

Registration Statement (Form S-8 No. 333-64659) pertaining to Bluegreen Corporation’s 1998 Non-Employee Directors Stock Option Plan, Amended and Restated 1995 Stock Incentive Plan and Retirement Savings Plan,

4)	Registration Statement (Form S-8 No. 333-151121) pertaining to Bluegreen Corporation 2008 Stock Incentive Plan, and

5)

Registration Statement (Form S-3 No. 333-156190) pertaining to an indeterminate number of shares of common stock, par value $0.01 per share, an indeterminate number of shares of preferred stock, par value $0.01 per share, an indeterminate number of principal amount of debt securities and an indeterminate number of subscription rights to purchase shares of common stock or other securities for an aggregate initial offering price not to exceed $100,000,000.

/s/ Ernst & Young LLP
Certified Public Accountants

July 15, 2009
West Palm Beach, Florida